As filed with the Securities and Exchange Commission on January 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INEOS GROUP LIMITED
(Exact Name of Registrant Issuer as Specified in Its Charter)

ENGLAND AND WALES
 (State or other jurisdiction of incorporation or organization)
(I.R.S. Employer Identification Number)

Hawkslease
Chapel Lane
Lyndhurst, Hampshire
SO43 7FG
United Kingdom
(011) 44-2380-287-063
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Roger Bell
INEOS Fluor Americas LLC
4990B ICI Road
St. Gabriel, Louisiana 70776
(225) 642-0094
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price	Aggregate	Amount of
Securities to Be Registered	Registered	Per Share	Offering Price	Registration Fee

“C” Fluor Regional Tracker Shares	500,000	$5.00	$2,500,000	$230.00

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
INEOS GROUP SHARE PURCHASE PROGRAM FOR FLUOR EMPLOYEES
GLOSSARY
SCHEDULE
INEOS GROUP LIMITED — INEOS GROUP SHARE PURCHASE PROGRAM FOR FLUOR EMPLOYEES
PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
AUTHORIZED REPRESENTATIVE
Opinion of Freshfields Bruckhaus Deringer

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

IMPORTANT INFORMATION

     This guide is intended to provide employees of the INEOS Fluor business working in North America with information to help them decide whether to participate in the INEOS Group Share Purchase Program (the Program) and buy shares in INEOS Group Limited (the Company). You should read this guide carefully as it gives you information about the Program and the shares in the Company which you can acquire under the Program.

     Neither the Company nor any directors, officers or employees of the Company or its subsidiaries can give you financial advice or any advice as to whether to buy shares and invest in the Company and if so how much to invest. This is a matter for you alone. The information in this guide has been prepared without considering or taking into account the investment objectives, financial situation or needs of any particular individual. Before acting on the information in this guide or making an investment decision, you should consider whether the investment is appropriate in light of your own circumstances and you are recommended to seek your own financial advice from your stockbroker, bank manager, lawyer, accountant, or other independent adviser. Please also note that the costs of seeking your own advice will be for your own account.

     This guide is intended to be a summary of the Trust Deed (which contains the Rules of the Program (as amended from time to time, the Rules)) and the Articles of Association of the Company (as amended from time to time, the Articles) and it should be read in conjunction with the Application Form which is enclosed with it. The interpretation of the guide, the Application Form and the Rules shall be a matter solely for the board of directors of the Company or the Special Committee (referred to in the guide). In the event of any conflict between the information in this guide or the Application Form and the provisions in the Rules or the Articles, the Rules and the Articles shall take precedence (and as between the Rules and the Articles, the Articles shall take precedence). Copies of the Rules and the Articles are available from the Fluor Company Secretary at the head office of INEOS Fluor in Runcorn, UK.

US Participants

     The invitation to purchase shares under the Program is being made in reliance upon exemptions from registration under the Securities Act for offers and sales of securities that do not involve a public offering. The shares in the Company which you are invited to purchase have not been registered under the Securities Act or under any other securities laws. The shares may be forfeited and are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted by the Securities Act and other applicable securities laws pursuant to registration or exemption from the Securities Act or these laws. You should understand that you will be required to bear the financial risks of your investment for an indefinite period of time.

     Neither the Securities and Exchange Commission, any securities commission in any state or other jurisdiction has recommended, approved or disapproved of these securities or determined if this guide is truthful or complete. Any representation to the contrary is a criminal offence.

INEOS GROUP LIMITED

INEOS GROUP SHARE PURCHASE PROGRAM FOR FLUOR EMPLOYEES

Introduction

     INEOS Group Limited has now launched a share purchase program and the Company may, at its discretion, invite directors and full-time and part-time employees of the INEOS Fluor group (Fluor) to participate in the Program.

     The Program allows Fluor employees to purchase shares in the Company the economic value of which will be linked to the value which the Fluor business contributes to the Company. These are called “regional tracker shares” and for Fluor employees working in the United States and Canada the relevant shares will be ‘C’ Fluor North American Regional Tracker Shares (Regional Tracker Shares).

     Employees working in Fluor Europe and Fluor Asia and in the Silicas business have recently been invited to participate in the Program and it is intended that employees working in Oxide (in the US) and in Phenol will be invited to participate in the Program in the near future. For these other businesses, separate but similar regional tracker shares exist for each business and, where a business operates in more than one region (i.e. Fluor, Phenol and Silicas), for each region in which those businesses operate. A similar program already exists for Oxide Europe.

Invitation to purchase shares

     You are invited to purchase the number of Regional Tracker Shares which is stated on the enclosed Application Form which is personal to you. The number of shares is fixed and if you wish to participate in the Program you must agree to buy all of the shares. The price of the Regional Tracker Shares is also stated on the Application Form.

Current value of the shares

     The purchase price of the Regional Tracker Shares is greater than the current market value of the shares which has been calculated by a special committee of the Company (the Special Committee), whose calculations have been reviewed by the Company’s auditors – PricewaterhouseCoopers.

     The Special Committee has determined that the current market value of the Regional Tracker Shares being offered is nil. This is because of the substantial borrowings which the Company incurred in order to finance the acquisition of the Fluor business from ICI. The Company’s Directors are making this offer to you at a price which is higher than the current market value because they consider it appropriate to set a higher price which requires each employee to make a meaningful investment in the Company. The offer price has been set at a price that is expected to allow employees the opportunity to invest in the shares if they believe this is the correct decision for them as an individual and after considering all the risks (see below).

Applying to purchase the shares

     You will purchase the Regional Tracker Shares from the trustee of the INEOS Group Employee Share Benefit Trust, which is Mourant & Co. Trustees Limited (the Trustee). Once the Trustee has received cleared funds from you then it will subscribe for the required number of shares from the Company and allocate them to you. You will own the beneficial interest in such shares, although they will continue to be legally held in the name of the Trustee until they are sold. The money which you pay to the Trustee will be used in part to subscribe for the shares from the Company, but the rest will be held by the Trustee on trust for employees generally and may be used by it to buy back shares when employees leave.

     In order to purchase the shares, you should sign and date the enclosed Application Form and return it to the person noted on the form and within the stated deadline. You should read the form carefully because you will be entering into certain agreements with the Trustee and the Company. When you return the Application Form, you will also need to arrange payment for the total purchase price of the Regional Tracker Shares you wish to buy. The form explains how you should arrange this payment.

     More information about the Program and the Regional Tracker Shares is set out below.

What rights will I have as a shareholder?

     As a shareholder you have certain rights, such as a right to be paid some of the Company’s profits as a dividend if a dividend is declared. A dividend is an amount per share that a company may decide to pay from its distributable profits to its shareholders from time to time. However, it is unlikely that any dividends will be paid on the Regional Tracker Shares before 31 December 2004 due to the INEOS Group’s banking commitments. There is further information on dividend payments below.

     Your rights on a sale of your Regional Tracker Shares at any one time will depend on the extent to which your shares have “vested” at the time of such sale. The vesting of your shares is explained below.

     Your Regional Tracker Shares are non-voting shares.

     The rights you have in respect of your Regional Tracker Shares are contained in the Articles. A summary of the Articles is set out in the Schedule to this guide and is also available on the INEOS Fluor Lotus Notes notice board. A full copy of the Articles is available from the Fluor Company Secretary at the head office of INEOS Fluor in Runcorn.

What does “vesting” mean?

     The Regional Tracker Shares which you purchase will “vest” at a rate of 20% per year for a period of 5 years. Therefore, if you purchase your Regional Tracker Shares on 1 March 2003, then 20% will “vest” (and become Vested Shares) on 1 March of each year thereafter. Your remaining shares each year will be “unvested shares” (Unvested Shares) and all of your shares will have become Vested Shares by the fifth anniversary of the date of purchase.

     The different rights you will have in respect of your Vested and Unvested Shares, and the restrictions on both Vested and Unvested Shares, are explained later in this guide and are set out in the Rules and the Articles.

Are there any risks of participating in the Program?

     There are certain risks involved in buying Regional Tracker Shares.

     The Company’s shares are not traded on the London Stock Exchange or on any other stock exchange. Therefore the Regional Tracker Shares are not freely tradable. If you wish to sell your Regional Tracker Shares at any stage, this sale will normally need to be approved by the Special Committee. However, the Special Committee is unlikely to approve a sale before there is a flotation of the Company on a stock exchange or a sale of the whole or a part of the Company or its business.

     It is also important that you be aware that the Board of Directors of INEOS Group Limited (the Board) has no current plans in the short or medium term for a flotation of the Company or a sale of the whole or a part of the Company or its business. Therefore there is no guarantee as to when, or if at all, you will be able to sell your Regional Tracker Shares and realise any growth in the value (capital appreciation) of such shares. More information on selling your shares is set out below.

     The price at which you may purchase the Regional Tracker Shares is higher than the current market value of a minority shareholding in the Company. The Regional Tracker Shares currently have no value. Therefore, whether or not the value of your Regional Tracker Shares increases above the price at which you bought them depends on the performance of the Fluor region in which you work and the performance of the Fluor business and the Company as a whole. Just as the business performance may improve or deteriorate, so the value of your shares may go up and down. Even if they go up, however, you should appreciate that you may well be unable to realise any such gains in value.

     If you leave employment for any reason (other than death, disability or retirement at your contractual retirement age) you will be required to sell all or some of your shares for a price equal to the lower of the market value of your shares at that time and the purchase price you paid. If the market value remains below the purchase price at the time you are required to sell your shares you would lose all or some of the money you invested in purchasing those shares. In addition, the price you receive for your shares will depend on the extent to which they have vested – further information on the vesting of your shares is provided above.

     It is the Board’s current intention to pay dividends to the Company’s shareholders in the future, although this cannot be guaranteed. However, it is unlikely that any dividends will be paid on the Regional Tracker Shares before 31 December 2004 due to the INEOS Group’s banking commitments. Whether or not dividends are paid and, if so, how much will depend on a number of factors, including (a) the performance of the INEOS Group — in particular its debt to equity ratio and what part of this is attributable to the Fluor business and to the Fluor region in which you work; and (b) the dividend yields of other comparable businesses.

How will the value of my Regional Tracker Shares be calculated?

     The total number of authorised Regional Tracker Shares in respect of the Fluor business will represent no more than 10% of the value of the Fluor business, as calculated in the manner described below. Similarly, the Regional Tracker Shares in respect of any region within the Fluor business will represent no more than 10% of the value of that region, as allocated in the manner described below. These rights are more fully described in the Articles. The rest of the value of the Fluor business is attributed to the Fluor Shares (i.e. excluding the Regional Tracker Shares) which are held by the existing shareholders of the Company or reserved for issue.

     The Special Committee (whose calculations will be reviewed by the Company’s auditors) will publish a valuation of your Regional Tracker Shares once a year. This valuation will be referred to as the Market Value and will be used in the event that you leave the INEOS Group (see below) and otherwise to indicate the trend in performance of your investment but it should not be taken as implying the actual value which your Regional Tracker Shares could be sold for. On a sale or flotation of the Company, the actual sale price or float price will be used as a basis for any valuation.

     To the extent that it remains a relatively stable and profitable group, the value of the INEOS Group (and therefore the value of the Company’s shares) would normally be calculated by applying a multiple to the Company’s earnings before interest, tax, depreciation and amortisation (known as EBITDA). In selecting an appropriate multiple, the Special Committee will have regard to a number of factors, including the purchase multiple paid for the Fluor business, multiples in other comparable businesses and future prospects for growth. The EBITDA figure is calculated from the INEOS Group’s main accounts. The number which results from this calculation is known as the INEOS Group’s enterprise value; to work out the value of the shareholders’ equity (i.e. the value of the Company’s shares or the equity value) you must deduct the INEOS Group’s debt from this enterprise value. If circumstances change to make this method of valuation inappropriate, the Special Committee will have complete discretion to substitute an alternative method.

     The same methodology is used to calculate the equity value of each individual business (i.e. Fluor, Oxide (in the US), Phenol and Silicas, and any other future acquired business) according to the amounts originally paid by the INEOS Group to buy them. Subtracting the debt attributable to the business from the enterprise value of the business produces a total value for the equity of the business; where a business operates in more than one region (i.e. Fluor, Phenol and Silicas) then this equity value is allocated among the different regions based upon their contributions to earnings. The Special Committee will then allocate a value to the Regional Tracker Shares based primarily on each region’s equity value. The Special Committee’s decision as to this value will be final and binding. You should note that:

•	if for any reason the equity value of a whole business is less than zero, because the debt allocated to that business is higher than the calculated enterprise value, then the value of all the Regional Tracker Shares for that business will be treated as zero. However, the value of the Regional Tracker Shares for the other INEOS businesses will be reduced at the sole discretion of the Special Committee (but taking into account their relative EBITDA figures) to make good the shortfall. You should be aware that the sum of the (positive) equity values attributed to each business cannot be greater than the (net) equity value of the INEOS Group as a whole; and

•	if for any reason the equity value of a region is less than zero, because the debt allocated to that region is higher than the allocated enterprise value, then the value of the relevant Regional Tracker Shares will be treated as zero. However, the value of the Regional Tracker Shares for the other two regions will be reduced at the sole discretion of the Special Committee (but taking into account their relative EBITDA figures) to make good the shortfall. You should be aware that the sum of the (positive) equity values attributed to each region cannot be greater than the (net) equity value of the Fluor business as a whole.

     These calculations will be carried out once a year, around May, after the INEOS Group’s main accounts have been produced. You will then receive a statement from the Trustee which tells you how many Regional Tracker Shares are being held by the Trustee on your behalf, the extent to which your shares have vested and what value is currently attributed to your Regional Tracker Shares based on this valuation methodology. As noted above, this is not to be taken as the value you could realise on a sale of your shares.

How will dividend payments on the Regional Tracker Shares be determined?

     The Board will determine what part of the total profits of the Company are available for distribution as dividends in a financial year. The Special Committee will decide how much of those dividends is attributable to, or derived from, the Fluor business as a whole. Factors which the Special Committee will consider include the debt to equity ratio carried by the business (the leverage ratio) and dividend policies followed by comparable chemical companies whose shares are quoted on a public stock exchange. The amount of distributable profits attributable to the Fluor business will then be divided between the three Fluor regions according to the relative contribution of each region to those profits and the total available dividend will then be divided amongst the Regional Tracker Shares and the Fluor Shares held by the Company’s other shareholders.

     As your Regional Tracker Shares will be held by the Trustee, the Trustee will pay any dividends to you as soon as reasonably practicable after it has received them from the Company. However, as noted above, it is unlikely that any dividends will be paid on the Regional Tracker Shares before 31 December 2004 due to the INEOS Group’s banking commitments.

Can I sell or transfer my Regional Tracker Shares to anyone and at any time?

     Generally no. Any sale must first be approved by the Special Committee, and approval for a sale or transfer of shares will not normally be given except in exceptional circumstances.

     If you are permitted to sell your Regional Tracker Shares, then there are special provisions under the Articles which allow the Trustee and/or holders of ‘B’ shares or ‘D’ shares and/or persons designated by the Special Committee to purchase your shares from you in priority to the purchaser which you have identified. In other words, there are rights of first refusal over the shares. The Trustee, the ‘B’ and ‘D’ shareholders or the persons designated by the Special Committee would have to pay you the same price as you expected to receive from the other purchaser, although if the Trustee purchases the shares it can pay for them with loan notes of the Company (see below).

     You may also be required to sell your Regional Tracker Shares if you leave employment (see below for more information).

What happens if there is a sale of the Company?

     The Articles set out detailed provisions on what happens in the event of a “sale” or a “change of control” of the Company (as those terms are defined in the Articles). In summary, if at least 60% of all the shares in the Company are to be sold to a third party, the selling shareholders can require all other shareholders to sell their shares to the third party purchaser. If you are holding Regional Tracker Shares at this time, then this could include you.

     The price at which you will be able to sell your Regional Tracker Shares in these circumstances will be determined by the Special Committee. All of your shares will be treated as Vested Shares for these purposes.

     Broadly, the total consideration to be paid by the third party purchaser and the Company’s debt will be attributed by the Special Committee to the Company’s different businesses. The Special Committee will determine what part of the Company’s enterprise value is attributable to or derived from the Fluor business and will deduct from this the amount of debt attributable to the Fluor business. This will produce a total value for the equity attributed to the Fluor business.

     The Special Committee will then determine the relative contribution which each of the three Fluor regions has made to this equity value and determine the value to be attributed to each of the Regional Tracker Shares (i.e. Fluor North American Tracker Shares, Fluor European Tracker Shares, and Fluor Asian Tracker Shares). The Special Committee will make this determination largely based on the EBITDA of each region (as described above) relative to the EBITDA of the Fluor business as a whole.

     As an example*, let’s assume that:

•	the Company’s enterprise value is US$2.0 billion;

•	15% of the enterprise value, being US$300 million, is attributable to the Fluor business;

•	the total debt attributable to the Fluor business is US$225 million (leaving an equity value of US$75 million); and

•	10% of the equity value of US$75 million, i.e. US$7.5 million, is allocated in aggregate to all the Fluor Regional Tracker Shares held by employees.

     This US$7.5 million will be split between the Fluor North American Tracker Shares, Fluor European Tracker Shares and Fluor Asian Tracker Shares primarily according to the relative contribution which the Special Committee determines each region has made to the equity value of the Fluor business.

     Assuming the equity value is to be split equally between the three regions, US$2.5 million of the consideration will be shared amongst the holders of each type of Fluor Regional Tracker Share pro rata to their individual holdings (assuming that all of the authorised Phenol Regional Tracker Shares are in issue).

*   Please note that these numbers are not business forecasts and are only intended to illustrate what could happen in the event of a sale of the Company.

What happens if there is a flotation of the Company?

     If the Company is floated on a stock exchange, then all of your Regional Tracker Shares will be converted into new ordinary shares of the same class. It will not matter whether or not your shares have vested at this stage. The number of shares which you will obtain for your Regional Tracker Shares if a flotation occurs will depend upon the value which is attributed by the Special Committee to the Regional Tracker Shares at that time. This will depend upon the value attributed by the Special Committee to the Fluor business and ultimately the region in which you work. This value might be nil, in which case you would not receive any shares in the event of a flotation (please read the How will the value of my Regional Tracker Shares be calculated? section above for more information).

     The new ordinary shares you receive in the event of a flotation will be subject to similar restrictions as your Regional Tracker Shares and you will not be free to sell any of them on the stock market unless you have held all of them for a minimum period, subject to the discretion of the Board. This minimum holding period will be up to five years, which will reflect the vesting period applicable to the shares (as described earlier in this guide) — this means that the holding period will be five years from the date of purchase. Therefore, if there is a flotation of the Company, and the minimum holding period has not been satisfied at that time, you will not be able to sell your shares until the holding period has expired.

     You should note that even where the applicable holding period has expired, you may be subject to additional restrictions on a sale of the shares as part of the flotation.

What happens if there is a sale of all or part of the Fluor business?

     If the Fluor business is sold (other than on a sale of the whole Company), the net proceeds, after the payment of taxes and any of the repayment of the Company’s debt which is allocated to the Fluor business, (the Sale Proceeds) will (subject to the proviso noted below) ultimately be payable to the holders of Fluor Shares and Fluor Regional Tracker Shares whose shares will ultimately be bought back by the Company and cancelled. All Fluor Regional Tracker Shares will be treated as Vested Shares for the purpose of this buy-back.

     It may be that the Company is not able to distribute all of the Sale Proceeds immediately to the Fluor shareholders since it may be required by its bankers to use the Sale Proceeds to repay some of the INEOS Group’s debt in addition to the debt which is allocated to the Fluor business. If this were to happen, then you would retain your shares, although their value would no longer fluctuate based on the performance of the business which had been sold. The shares would ultimately be repurchased at a value corresponding to the net proceeds of sale unless the financial performance of the remaining businesses within the INEOS Group had declined in the interim, in which event the amount payable would reduce. In addition, the INEOS Group’s banking commitments may delay the distribution of the Sale Proceeds for a period of time due to the restrictions on the payments of dividends referred to earlier in this guide.

     The same principles would apply if only part of the Fluor business were sold - in this case only the relevant Regional Tracker Shares relating to the part of the business which is sold would ultimately be bought back and cancelled. For example, if only that part of the Fluor business which is based in the North American region was sold, then such proportion of the net proceeds of sale as the Special Committee in its absolute discretion allocates to the Fluor North American Tracker Shares will ultimately be payable to the holders of Fluor North American Tracker Shares and those shares would ultimately be bought back and cancelled. The Regional Tracker Shares which relate to the remaining regions in which the Fluor business operates (i.e. Europe and Asia) will continue to vest at the normal rate.

What happens if I leave the INEOS Group?

     If you leave the Fluor business prior to a flotation of the Company and you do not join another company within the INEOS Group or another company approved by the Special Committee, the Special Committee has the power under the Articles to treat you as a “leaver” in which case you will be required to sell your Regional Tracker Shares. The Board can make this decision at any time after you leave the INEOS Group but you will normally be required to sell your shares unless there are exceptional circumstances. The shares may be bought by the Trustee and/or other shareholders and/or any person designated by the Special Committee. The Articles set out these details in full.

The price at which the shares will be sold

     The Articles determine the price at which you can sell your Regional Tracker Shares if you leave the INEOS Group. The price will depend upon the reasons for your leaving and the extent to which your Regional Tracker Shares have vested. The sale price can be paid in cash or can be paid in Company loan notes which have a nominal value equal to the sale price (the loan notes are described below). In summary:

•	if you cease to be employed by a member of the INEOS Group for any reason other than (i) permanent disability or retirement at your contractual retirement age or (ii) your death, you will be required to sell your Regional Tracker Shares. The price you will receive for your shares will be the lower of the price at which you originally bought the shares and the last recorded Market Value of the shares (as described above) subject to the right of the Special Committee to substitute a higher price than this for some or all of your shares. This will be the case for both your Vested Shares and Unvested Shares; and

•	if you die or cease employment due to permanent disability or retire at your contractual retirement age, you (or your estate in the event of your death) will be required to sell your Vested Shares for a price which is equal to the higher of the last recorded Market Value of the Regional Tracker Shares and the original purchase price. The remaining Unvested Shares must be sold at the original purchase price.

Loan Notes

     If your shares are purchased by the Trustee (or a person or entity which it designates for the purpose) the purchase price can be paid in the form of loan notes issued by the Company. The Special Committee has the power to determine all of the terms of the loan notes including any entitlement to interest, any fixed date for repayment and any priority they have in relation to payment of interest or capital. It is likely that any interest on loan notes would only be paid when the Company is also permitted under its banking covenants to pay dividends and has adequate cash to do so. It is also likely that loan notes would not be repaid unless the Company had adequate surplus realisable assets to do so having settled all of its other liabilities.

What happens if I move regions within the Fluor business?

     If you move to another region within the Fluor business, you will be allowed to retain the Vested Shares to which you are entitled at the time of the move. You will be required to sell your Unvested Shares at the higher of the last recorded Market Value of the shares and the original purchase price. This assumes that, in moving to another region, you cease to be employed by one company in the INEOS Group and start employment with another company in the INEOS Group.

     You will then be required to use the sale proceeds to purchase Regional Tracker Shares in respect of your new region. The purchase price will be the last recorded Market Value of those Regional Tracker Shares.

     For vesting purposes, your new Regional Tracker Shares will be treated as if they had been acquired when you purchased your original Regional Tracker Shares and will therefore vest at the same time as your original Unvested Regional Tracker Shares would have vested.

     As an example, if you acquired Fluor North American Tracker Shares on 1 March 2003, and you move to the European region on 1 August 2004, 20% of your Fluor North American Tracker Shares will be Vested Shares and 80% will be Unvested Shares. You will be allowed to retain your Vested Shares. However, you must sell the Unvested Fluor North American Tracker Shares at the higher of the last recorded Market Value of the shares and the original purchase price and reinvest the sale proceeds in Fluor European Tracker Shares. Since the Unvested Shares would have vested proportionally on 1 March of each year following the move, the new Fluor European Tracker Shares will vest on the same dates in the same equal tranches.

     The annual statement you receive from the Trustee after your move will tell you how many Regional Tracker Shares are being held by the Trustee on your behalf in respect of each region.

What happens if I move to another business within the INEOS Group e.g. Phenol or Silicas?

     If you leave the Fluor business and move to another business within the INEOS Group, you will be allowed to retain the Vested Shares to which you are entitled at the time of the move. However, you will be required to sell your Unvested Shares at the higher of the last recorded Market Value of the shares and the original purchase price. This assumes that, in moving to another business, you cease to be employed by one company in the INEOS Group and start employment with another company in the INEOS Group.

     You will then be required to use the sale proceeds to purchase shares under the share purchase program established for the business to which you have moved. The shares you buy will be Regional Tracker Shares in respect of both the region and the business in which you are working. The purchase price will be the last recorded Market Value of those Regional Tracker Shares.

     For vesting purposes, your new Regional Tracker Shares will be treated as if they had been acquired when you purchased your Fluor Regional Tracker Shares and will therefore vest at the same time as the old Unvested Shares would have vested.

     As an example, if you acquired Fluor North American Tracker Shares on 1 March 2003, and you move to the Phenol business in the American region on 1 August 2004, 20% of your Fluor North American Tracker Shares will be Vested Shares and 80% will be Unvested Shares. You will be allowed to retain your Vested Shares. However, you must sell your Unvested Fluor North American Tracker Shares at the higher of the last recorded Market Value of the shares and the original purchase price and reinvest the sale proceeds in Phenol American Tracker Shares. Since the Unvested Shares would have vested proportionally on 1 March of each year following the move, the new Phenol US Tracker Shares will vest on the same dates in the same equal tranches.

     The annual statements you receive from the Trustee after your move will tell you how many Regional Tracker Shares are being held by the Trustee on your behalf in respect of each region and each business.

Tax treatment

     Enclosed with this guide and your Application Form is a general summary of the tax treatment of your participation in the Program which is relevant to the jurisdiction in which you are resident for tax purposes. You should be aware that there may be tax consequences when the Regional Tracker Shares are bought, when any dividends are paid to you and when the shares are sold.

     Tax legislation is complex and subject to frequent changes, and as the tax summary provided cannot address your own personal circumstances, you are recommended to seek your own tax advice from a professional adviser. Please note that the costs of seeking your own advice will be for your own account.

Further information and Enquiries

     If you have any queries in respect of the information contained in this guide or the accompanying Application Form, you should contact Mrs D. Schexnaydre at INEOS Fluor Americas LLC, 4990B ICI Road, St. Gabriel, Louisiana 70776, U.S.A. or by telephone on (225) 642 6320 (for US employees) or your local HR manager (for Canadian employees).

January 2003

GLOSSARY

GLOSSARY OF TERMS USED IN THIS GUIDE

Term	Definition

Application Form	the application form which you must use to apply to purchase shares under the Program

Articles	the Articles of Association of the Company as amended from time to time. The rights and restrictions attached to your Regional Tracker Shares are summarised in Schedule 1

Board	the Board of Directors of INEOS Group Limited

capital appreciation	the growth in the value of your Regional Tracker Shares, if any

distributable profits	the proportion of cash reserves in the Company which the Company is permitted by law to distribute to its shareholders

dividend	a dividend is an amount per share that a company may decide to pay from its distributable profits to its shareholders from time to time

dividend yield	the value of the dividends which a company pays out in respect of a share in that company, stated as a percentage of the market value of that share

EBITDA	an accounting abbreviation which means earnings before interest, tax, depreciation and amortisation; in other words, this can be considered to be the cash generated from making and selling chemicals on a day to day basis, but it does not take into account capital expenditure, tax and interest payments, amongst other costs, which also have to be paid by the Company

equity value	the total value of the Company’s shares, which is calculated by deducting the group’s debt from its enterprise value

enterprise value	this is the total business value — a multiple is applied to the Company’s EBITDA figure to produce the enterprise value for the group

Fluor Shares	these are other shares in the Company (other than the Regional Tracker Shares offered under the Program) which are also linked to the value of the Fluor business

forfeited	it is noted at the start of this guide and in the enclosed tax summary that the shares you are invited to purchase under the Program “may be forfeited”. This refers to the situations in which you may be required to sell your shares, such as if you leave the INEOS Group, move businesses within the INEOS Group or move regions within the Fluor business, as explained further in the relevant sections above

leverage ratio	this is a comparison of the amount of debt (i.e. bank loans and other financing debts) owed by the Company compared against the aggregate value of the Company’s shares

Term	Definition

loan notes	in summary, these are “I O U” notes which the Company issues instead of paying cash and are documents which can prove the “loan” which has been made to the Company. The value of the loan (referred to as the “nominal value” of the loan note) and the date on which the Company is obliged to repay the loan, if it is fixed, are stated on the loan note. The loan note will also specify whether any interest will be paid on the loan, if fixed, and if interest is paid, it will state the amount and the payment dates

Market Value	the value of your Regional Tracker Shares which is published once a year by the Special Committee (whose calculations will be reviewed by the Company’s auditors)

multiple	this is a figure which is determined by the Special Committee and which is applied to the EBITDA amount in order to calculate the enterprise value; the figure that is used will depend on a number of factors, as described in the guide

Program	the INEOS Group Share Purchase Program in which Fluor employees can participate, which is described in this guide

Regional Tracker Shares	these are ‘C’ Fluor North American Tracker Shares which are the shares you are invited to buy under the Program; the value of the shares is linked to the value which the Fluor business, and ultimately the North American region, contributes to the Company

Rules	the Trust Deed and Rules of the Program, being the trust deed executed by the Company and the Trustee in April 2002 which sets out rules applicable to the Program in schedule 2 of the deed, as it may be amended from time to time

Special Committee	a special committee of the Company which is responsible for taking decisions on a number of aspects of the Program, as described in this guide; the committee is appointed by the holder of a majority of the ‘D’ shares in the Company

Trustee	Mourant & Co. Trustees Limited, the trustee of the INEOS Group Employee Share Benefit Trust, which operates the Program

vesting	the Regional Tracker Shares which you purchase will “vest” at a rate of 20% per year for a period of 5 years; shares which have vested are referred to as Vested Shares, otherwise they are Unvested Shares the price at which you must sell your Regional Tracker Shares, when required to do so under the Articles, will depend on the extent to which your shares have “vested” at the time of the sale

SCHEDULE

The rights and restrictions attached to the Regional Tracker Shares

     The following is a summary of the rights and restrictions attached to the Regional Tracker Shares under the Articles of Association of the Company. This summary is for your convenience and you should refer to the Articles for the detailed provisions which affect your Regional Tracker Shares.

Nominal Value of the Regional Tracker Shares

     All Regional Tracker Shares will, under the amended Articles, have a nominal value of .001 pence.

On a Flotation (Article 2.3)

     If the entire share capital of the Company is listed on the London Stock Exchange, AIM (Alternative Investment Market) or an equivalent exchange, the Regional Tracker Shares, along with all other classes of shares, will be converted into new ordinary shares of the same class.

     Each member holding Regional Tracker Shares at the time a flotation takes place will receive the same proportion of the total number of new ordinary shares in issue immediately after conversion (calculated as if all outstanding options had been exercised in full) as the proportion of surplus assets that member would receive on a liquidation of the Company in accordance with Article 4 (see below).

     Under the Articles all Regional Tracker Shares held by a member at the time of a flotation will be converted into new ordinary shares regardless of whether those shares have at that time vested or not. Treatment of vested and non-vested shares in connection with a flotation is not dealt with in the Articles but is discussed in this employee guide (see page 8).

Right to a Dividend (Article 3.4)

     If in a financial year the Special Committee determines that profits of the Company are available for distribution as a dividend, they have an absolute discretion to attribute those profits to each of the separate businesses (i.e. Fluor, Oxide, Oxide US, Phenol and Silicas) depending on how each such business has performed over that year.

     ‘C’ Fluor Regional Tracker Shareholders will (assuming that all of the ‘C’ Fluor Regional Tracker Shares have been issued) be entitled to receive up to 10% of those profits which the Special Committee determines to be attributable to or derived from the Fluor business in proportion to the number of Fluor Regional Tracker Shares held by them respectively.

Rights on a return of capital, whether on liquidation, capital reduction or otherwise (Articles 4.4 and 4.5)

     On a return of capital (whether on a liquidation of the Company, capital reduction or otherwise), the Special Committee will in their absolute discretion determine how the surplus assets remaining after payment of the Company’s debts and other liabilities are to be distributed amongst the Company’s shareholders.

     As with the dividends, the Special Committee in its absolute discretion will decide what proportion of those remaining surplus assets are attributable to or derived from each of the separate businesses. The Special Committee will then determine what portion of the amount attributable to each business is attributable to or derived from each of the regions of that business. Of the amount that is determined to be attributable to each region, 10% is allocated to the holders of the Regional Tracker Shares for that region (assuming that all of the Regional Tracker Shares have been issued).

     Taking the Fluor Business as an example, there are three regions within the Fluor Business (North America, Europe and Asia). Of the amount of surplus assets allocated to the North American and European regions, Regional Tracker Shareholders for those regions will be entitled to receive a proportion of that amount (up to 10%). The proportion that they receive will depend on how many of the authorised Regional Tracker Shares have been issued in that region e.g. if only 50 of an authorised 100 Regional Tracker Shares have been issued for the North American region, 50% of the amount allocated to the North American region by the Special Committee will be distributable to the North American Regional Tracker Shareholders in proportion to the number of North American Regional Tracker Shares held by them respectively. In addition, some or all of the remainder of the amount of surplus assets allocated to the North American or European regions, which would have been distributed if 100% of the authorised Regional Tracker Shares for that region had been issued, may, in the absolute discretion of the Special Committee, be distributed to holders of Fluor Regional Tracker Shares for the same or one or more of the other Fluor business regions, in such amounts and in such manner as the Special Committee may determine (see Article 4.4).

     The Asian region of the Fluor business is dealt with slightly differently to the European and North American regions. Of the 10% of the amount of surplus assets allocated to the Asian region a proportion will be allocated to the Asian Regional Tracker Shareholders in proportion to the number of shares held by them and the number of Asian Regional Tracker Shares in issue (as for the North American and European regions). However, unlike the North American and European regions where distribution of the remainder amongst holders of Fluor Regional Tracker Shares for one of more of the Fluor business regions is in the discretion of the Special Committee, the Special Committee will allocate the remainder of the amount of surplus assets allocated to the Asian region either to holders of the Asian Regional Tracker Shares or to holders of Regional Tracker Shares for one of more of the other regions of the Fluor business or to an employee benefit trust (see Article 4.5).

Right to attend and speak at General Meetings but no Voting Rights (Article 5)

     Regional Tracker Shareholders are entitled to receive notice of and to attend and speak at any general meeting of the Company. However, Regional Tracker Shares do not carry a vote except as described under “Variation of Class Rights” below.

Variation of Class Rights (Article 7)

     Before varying or setting aside any of the rights of the Regional Tracker Shareholders described above, the Company must request the consent of all shareholders of that class. The Company may only go ahead with the proposed change to those rights if it receives the consent in writing of three quarters of the holders of shares in that class or with the sanction of an extraordinary resolution (requiring a 75% majority of those attending and voting at the meeting either in person or by proxy) passed at a separate meeting of the holders of the issued shares of that class.

Transfers (Article 11)

     Holders of Regional Tracker Shares are not permitted to transfer their shares or any interest they hold in such shares without the prior written consent of the Special Committee (Article 11.7).

Voluntary Transfers (Article 12)

     Before transferring or agreeing to transfer any Regional Tracker Shares or beneficial interests therein, Regional Tracker Shareholders must serve notice on the Company in the form specified in Article 12.2 (a Transfer Notice).

     The shares specified in the Transfer Notice must be offered in accordance with the provisions of the Articles. In the case of Regional Tracker Shares the offer must be made first to such person or persons as are designated by the Special Committee and if such persons do not take up the offer or only take up some of the shares or interest in the shares being offered, those remaining shares or the interest in such shares must then be offered to the holders of ‘B’ and ‘D’ Shares (as defined in the Articles) in accordance with the table set out in Article 12.6.

     Any shares specified in the Transfer Notice which are not taken up by the persons to whom they are offered under the provisions of Article 12.6, may be offered to a purchaser at a price which is not less than the price specified in the Transfer Notice during a period of 120 business days commencing 20 business days following the expiry of the relevant offer notice.

Compulsory Transfers (Article 13)

     A holder of Regional Tracker Shares or a holder of a beneficial interest in Regional Tracker Shares may be required under certain circumstances (known as Transfer Events) to transfer those shares or the beneficial interest in those shares in the same way as if they were sale shares under Article 12 in respect of which a Transfer Notice has been given. A Transfer Event will occur if a holder of Regional Tracker Shares or holder of a beneficial interest in Regional Tracker Shares:

•	has a bankruptcy order made against him or is declared bankrupt or makes or purports to make any arrangement or composition with his creditors and within 12 months the Special Committee decides that this is a Transfer Event;

•	ceases to be an employee of, a director of or consultant to a member of the Group or any other INEOS Company (both as defined in the Articles) and any time thereafter the Special Committee decides that this is a Transfer Event in respect of some of all of such Regional Tracker Shares; or

•	attempts to deal with or dispose of his shares or any interest he holds in such shares otherwise than in accordance with the Articles and within 12 months the Special Committee decides that this is a Transfer Event.

Transfer Event

     If the Special Committee determines that a Transfer Event has occurred, the holder or holder of a beneficial interest in the shares in respect of which a Transfer Event has occurred, shall be deemed to have given a Transfer Notice in respect of all of his shares or any beneficial interest he holds in such shares (a Deemed Transfer Notice). Such notice is irrevocable and supersedes any other Transfer Notice that may have been given.

Leavers

     The shares which are the subject of the Deemed Transfer Notice will be offered for sale in accordance with Article 12 save that the sale price for such shares will depend on the circumstances under which the Regional Tracker Shareholder or holder of a beneficial interest in such shares is being required to transfer his or her shares. A Regional Tracker Shareholder or holder of a beneficial interest in Regional Tracker Shares will be deemed either a ‘Scheme Good Leaver’ (meaning he or she ceases to be a director, employee or consultant as a result of retirement (by reason of permanent disability or at contractual retirement age) or upon death (Article 13.8(l))) or a ‘Scheme Bad Leaver’ (meaning he or she ceases to be a director, employee or consultant for any reason other than those given in the definition of a Scheme Good Leaver (Article 13.8(k))).

Sale Price

     If deemed a Scheme Good Leaver, the holder of Regional Tracker Shares or holder of a beneficial interest in Regional Tracker Shares (the Leaver) will receive, for that percentage of shares to be transferred which have vested (see Article 13.8(i)(ii) or page 4 of this guide for relevant vesting dates) the higher of the price he or she originally paid for such shares or interest in such shares (the Purchase Price — Article 13.8(h)) and the last recorded value attributed to the relevant Regional Tracker Shares by the Special Committee, whose calculations will have been reviewed by the Company’s auditors (the Scheme Market Value — Article 13.8(m)). For the remainder of such Regional Tracker Shares, the Leaver will receive the Purchase Price.

     If deemed a Scheme Bad Leaver the Leaver will receive the lower of the Purchase Price and the Scheme Market Value for all Regional Tracker Shares to be transferred unless the Special Committee determine that a higher price should be paid in respect of any or all of the Regional Tracker Shares to be transferred.

Come Along Option (Article 14)

     If the holders of 60% or more in nominal value of the Company’s issued shares (the Selling Shareholders) wish to transfer all their shares to a third party purchaser, they may give notice (a Come Along Notice) to all other shareholders and holders of options to subscribe for shares (the Called Shareholders) including any Regional Tracker Shareholders, requiring them to transfer all their shares together with any beneficial interest in those shares to the third party purchaser on the same terms as they are proposing to sell their shares, such terms (including the sale price) being set out in the Come Along Notice.

     A Come Along Notice is irrevocable but if for any reason the shares are not sold to the third party purchaser within 60 days of the Come Along Notice being given, all obligations under the Come Along Notice will lapse.

Tag Along (Article 15)

     If there is any transfer that would lead to a Change of Control (as defined in Article 1.1) the proposed third party purchaser must make a bona fide offer to purchase all the shares held by members who are not acting in concert or otherwise connected with the third party purchaser at the same price.

INEOS GROUP LIMITED

INEOS GROUP SHARE PURCHASE PROGRAM

FOR FLUOR EMPLOYEES

Tax summary for overseas employees

UNITED STATES

     The following summary describes the material United States federal income tax consequences of the acquisition of ‘C’ Fluor Regional Tracker Shares (“Shares”) by a U.S. Holder (as defined below) as at December 2002. For these purposes, a “U.S. Holder” is a citizen or resident of the United States. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state and local consequences that may be relevant to such U.S. Holders in light of their personal circumstances. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as at October 2002, and such authorities may be repealed, revoked or modified (perhaps retroactively) so as to result in United States federal income tax consequences different from those discussed below.

     Persons considering the purchase, ownership or disposition of Shares should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Borrowing funds to purchase Shares

     It is expected that all or a substantial portion of the interest paid or accrued by you if you finance your investment in the Shares by borrowing generally will be subject to the investment interest limitation. Under that limitation, the ability to deduct such interest is limited to your net investment income for the tax year. Investment interest made non-deductible by such limitation generally may be carried over to succeeding years.

Receipt of Shares

     Since the Shares are not transferable, are subject to vesting requirements and you may receive less than fair market value for such Shares if your employment is terminated for any reason other than death, disability or retirement prior to a flotation of the Company, the Shares will be considered subject to a substantial risk of forfeiture. Since the Shares are subject to a substantial risk of forfeiture and are not transferable, absent an election under section 83(b) of the Code (as discussed below), you will recognize as ordinary income the excess of the market value of the Shares over the amount you paid for such shares as of the first date the Shares become (or are deemed to become pursuant to section 83 of the Code) transferable or not subject to a substantial risk of forfeiture. For example, if there is a flotation of the Company and you have held your Shares for the minimum holding period, at such time your Shares will no longer be subject to a substantial risk of forfeiture and will be considered freely transferable and at that time you will recognize as ordinary income the excess of the market value of the Shares as of such date over the amount you paid for such Shares.

     Under section 83(b) of the Code, you may make an election within 30 days following your acquisition of the Shares, to include in your gross income the excess, if any, of the market value of the Shares (determined as of such date) over the amount you paid for such Shares, notwithstanding that such Shares are subject to a substantial risk of forfeiture. Such amount will be subject to ordinary income tax as of the date of such acquisition. To the extent the market value of the Shares on the date of the acquisition does not exceed the amount you paid for such Shares, no ordinary income will be recognized.

Dividends

     Please note that dividends are not expected to be paid in the near future. To the extent dividends are paid while the Shares are subject to a substantial risk to forfeiture (absent an election under section 83(b) of the Code) such dividends will be treated as ordinary income.

     To the extent dividends are paid (either in cash or in certain circumstances stock) while the Shares are not longer subject to a substantial risk of forfeiture (or an election under section 83(b) was made), the amount or fair market value of such dividends will be treated as ordinary income when received to the extent paid out of current or accumulated earnings and profits, as determined under United States federal income tax principles.

     The U.K. tax system currently provides a tax credit to U.K. resident individuals receiving dividends from U.K. companies. The current United States/U.K. treaty contains provisions that are designed to extend similar benefits U.S. investors. In order to claim the tax credit benefit under the current treaty, you must file an election on IRS Form 8833 to include in your income, as an additional dividend, an amount equal to the tax credit that is available to U.K. resident investors. On July 24, 2001 representatives of the United States and the U.K. signed a new treaty that has yet to be ratified and there can be no assurances that it will enter into force. Under the new treaty, you would not be eligible for such tax credit benefits.

     You should consult your tax advisor regarding the tax consequences of holding the Shares in light of your particular circumstances.

Sale of Shares

     If you do not make an election under section 83(b) of the Code, upon sale or disposition of your Shares the excess of (a) the amount realized on such sale or disposition over (b) the amount (if any) you paid for such Shares will be taxed as ordinary income, and the Company will then be entitled to a deduction for the same amount. If however, you make an election under section 83(b) of the Code, upon sale or other disposition of your Shares, the excess of (i) fair market value of the Shares determined as of the date of disposition over (ii) the amount you paid for such Shares, would be recognized as a capital gain or capital loss, as applicable. The Company will not be entitled to a deduction for the amounts you recognize as capital gain.

     You should contact your tax advisor regarding the tax consequences of a conversion of the Shares into ordinary shares of the Company in light of your particular circumstances.

Information reporting and backup withholding

     Information reporting requirements will generally apply to all dividends paid to you and the proceeds from the sale of the Shares paid to you. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to report in full interest income. The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:   Incorporation of Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in the registration statement:

(1)   Registrant’s Registration Statement on Form 20-F, filed with the Securities and Exchange Commission on October 30, 2002.

ITEM 4:   Description of Securities

     INEOS Group Limited has 16 classes of authorized shares, each belonging to one of four main categories of tracking shares to correlate to the economic benefit attributable to each of the four businesses. INEOS Group Limited is registering its Class “C” Fluor Regional Tracker Shares, part of its Class “C” Regional Tracker Shares category of share capital, pursuant to this registration statement.

     The chart below shows our authorized share capital and par value per share as of September 30, 2002:

Category	INEOS Oxide		INEOS Phenol		INEOS Fluor		INEOS Silicas

		Par Value		Par Value		Par Value		Par Value
	Authorized	Per Share	Authorized	Per Share	Authorized	Per Share	Authorized	Per Share

		(in £ pence)		(in £ pence)		(in £ pence)		(in £ pence)
Class “B” Shares(1)	3,225,000	1.00	2,201,250	0.001	2,201,250	0.001	2,201,250	0.001
Class “C” Shares	1,650,000	1.00	742,500	0.001	742,500	0.001	742,500	0.001
Class “D” Shares	10,125,000	1.00	10,556,250	0.001	10,556,250	0.001	10,556,250	0.001
Class “C” Regional Tracker Shares(2)	60,000	0.01	1,500,000	0.001	1,500,000	0.001	1,500,000	0.001

Total	15,060,000		15,000,000		15,000,000		15,000,000

(1)	75,000 Class “B” Phenol Shares, 75,000 Class “B” Fluor Shares and 75,000 Class “B” Silicas Shares have been authorized but not yet issued pending finalization of the employee share purchase scheme.

(2)	The Class “C” Regional Tracker Shares, which consist of Class “C” Oxide US Regional Tracker Shares, Class “C” Phenol Regional Tracker Shares, Class “C” Fluor Regional Tracker Shares and Class “C” Silicas Regional Tracker Shares, have been authorized and will be issued in connection with purchases made pursuant to the INEOS Group Limited employee share purchase scheme.

     Except as indicated in the chart, all of our authorized share capital has been issued. All of our issued shares have been fully paid.

Directors

     A director of our company need not be a shareholder. A director is permitted to vote at any meeting of the directors or of a committee of the directors on any resolution concerning a transaction or arrangement to which we may enter and in which the director has a material interest, provided that the director has disclosed to the directors the nature and extent of his interest. Each member of the board of directors is appointed by a resolution of the other directors.

Rights of Holders of Shares

     Each holder of shares, other than holders of Class “C” Regional Tracker Shares, is entitled to one vote per share. Holders of Class “C” Regional Tracker Shares do not have voting rights.

     Each holder of shares is entitled to receive a dividend out of the profits available for distribution in each financial year, and, upon a return of capital or liquidation, capital reduction or otherwise, an amount of the surplus assets in each case out of the profits or surplus assets, as the case may be, attributable to the business unit corresponding to the class of shares, as determined by a Special Committee in its absolute discretion.

     The Special Committee is appointed by a majority of the Holders of the Class “D” shares. The main function of the Special Committee is to determine, in its absolute discretion, the economic contribution of each business unit, including each region thereof, to the economic performance of INEOS Group Limited. In particular, the Special Committee will determine:

•	how much of INEOS Group Limited’s borrowings, interest expense and tax charges are attributable to each of the businesses;

•	what, if any, profits of INEOS Group Limited after attributed interest and tax are attributable to or derived from each business;

•	on a return of capital, whether on liquidation or capital reduction or otherwise, what surplus assets of INEOS Group Limited remaining after the payment of its liabilities are attributable to or derived from each of the businesses.

ITEM 5:   Interests of Named Experts and Counsel

     Not Applicable.

ITEM 6:   Indemnification of Directors and Officers

     English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the affairs of the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds that such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.

     The Articles of Association of INEOS Group Limited provide that, subject to the restrictions referred to in the immediately preceding paragraph, INEOS Group Limited may indemnify each of its directors and officers against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge or his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, power or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer of INEOS Group Limited and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

     Pursuant to the Companies Act of 1985, as amended, companies may purchase and maintain liability insurance for directors and officers. INEOS Group Limited currently maintains liability insurance for its directors and officers and for the directors and officers of its subsidiaries (which includes INEOS Group Limited) to the extent authorized by English law and their governing instruments. Such insurance does not cover any dishonest, fraudulent or criminal act or omission by the directors and officers of INEOS Group Limited.

     The directors and officers of INEOS Group Limited are covered by the liability insurance for directors’ and officers’ maintained by INEOS Group Limited.

ITEM 7:   Exemption from Registration Claimed

     Not Applicable.

ITEM 8:   Exhibits

Exhibit Number	Description of Document

(5)	Opinion of Freshfields Bruckhaus Deringer, Counsel to the Registrant with respect to English law, with respect to the legality of the shares being registered
(23)	Consent of Freshfields Bruckhaus Deringer (included in Exhibit 5)
(24)	Powers of Attorney (included in signature pages)

ITEM 9:   Undertakings

     The undersigned registrant hereby undertakes:

(a)(1)   To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zwijndrecht, Country of Belgium on January 9, 2003.

INEOS GROUP LIMITED

By:	/S/ NADINE VERBINNEN Nadine Verbinnen Finance and Accounting Director

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Nadine Verbinnen and Roger Bell and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact, with power of substitution and redistribution, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, any lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on January 9, 2003 by or on behalf of the following persons in the capacities indicated with the registrant.

Signature	Title

/S/ JAMES A. RATCLIFFE James A. Ratcliffe	Chairman

/S/ ANDREW CURRIE Andrew Currie	Director

/S/ ANTOINE VERRIJCKT Antoine Verrijckt	Director

/S/ JOHN REECE John Reece	Director

/S/ WILLIAM MADDEN William Madden	Director

AUTHORIZED REPRESENTATIVE

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below in the City of St. Gabriel, State of Louisiana on January 9, 2003 by the undersigned as the duly authorized representative of INEOS GROUP LIMITED in the United States.

By:	/S/ ROGER BELL Name: Roger Bell Title: Authorized Representative